Subject: Fwd: Re: PRICED $945mm AMERICREDIT AUTO 2006-1
PRICED ▼ $945mm AmeriCredit Auto 2006-1
Leads: JPMS/DB            Co-Mgrs: Barclays/CS/Wachovia

Cls	Amt	Ratings	WAL	E.F.	Bmrk/Spread	Yield

A-1	166	P1/A1+	0.25	08/06	3m L + 0	4.780
A-2	309	Aaa/AAA	0.95	10/07	EDSF + 1	5.166
A-3	200	Aaa/AAA	2.12	11/08	SWPS + 9	5.168
B	75	Aa2/AA	2.95	06/09	SWPS + 20	5.265
C	80	A2/A	3.52	11/09	SWPS + 28	5.341
D	50	Baa2/BBB+	3.68	11/09	SWPS + 50	5.560
E	65	Ba2/BB	1.68	05/08	EDSF + 160	6.715	(via 144A)
> Pricing speed : 1.7% ABS (with a 10% clean-up call)
> First payment : Apr 6, 2006
> Exp settlement: Mar 2, 2006 FLAT
> All classes are ERISA eligible
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing Lizmary Rodriguez at lizmary.rodriguez@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.